Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

JOHN S. QUINN JOINS HARSCO CORPORATION’S
BOARD OF DIRECTORS

CAMP HILL, PA (April 20, 2021) - Harsco Corporation (NYSE: HSC) announced today that it has elected John S. Quinn, 62, to its Board of Directors. Mr. Quinn currently serves as Executive Strategic Advisor for LKQ Corporation, a Fortune 500 company, and the largest European distributor of aftermarket automotive parts. Prior to this role, he served as
Chief Executive Officer and Managing Director of LKQ Europe from 2015 to 2019. Before that, Mr. Quinn served as Executive Vice President and Chief Financial Officer of LKQ Corporation from 2009 to 2015.

Prior to joining LKQ, Mr. Quinn spent more than 20 years working in the waste industry, most recently as Senior Vice President, Treasurer and Chief Financial Officer at Casella Waste Industries. From 2001 until its acquisition by Republic Services in 2009, he held a variety of finance roles, including Senior Vice President of Finance and Chief Accounting Officer, with Allied Waste Industries, Inc. From 1987 until 2001, Mr. Quinn held a series of roles with increased responsibilities for Waste Management Inc. and its subsidiaries, and as Finance Director and Chief Accounting Officer at Waste Management International plc.

“We are extremely pleased to welcome John to our Board of Directors,” said Harsco Chairman and Chief Executive Officer Nick Grasberger. “We will be well-served by his extensive operational experience in the waste and recycling industries, and I am confident that he will make a major contribution to our growth strategy of becoming a global, market-leading provider of environmental solutions.”

Mr. Quinn’s term is effective today through next year’s Annual Meeting. He will serve on the Harsco Board’s Audit Committee and Management Development & Compensation Committee.

Mr. Quinn has been a director of Mekonomen AB, a company publicly listed on the Stockholm Stock Exchange, since 2017, serving on the Audit and Remuneration Committees.

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Exhibit 99.1
About Harsco Corporation
Harsco Corporation (NYSE: HSC) is a global market leader providing environmental solutions for industrial and specialty waste streams, and innovative technologies for the rail sector. Based in Camp Hill, PA, the 13,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.